SUBSERVICING AGREEMENT

         THIS SUBSERVICING AGREEMENT ("Agreement"), entered into this 1st day of July, 1997 between The CIT Group/Consumer Finance, Inc., having an office and place of business at 650 CIT Drive, Livingston, New Jersey (hereinafter referred to as "Master Servicer"), and The CIT Group/Sales Financing, Inc. having an office and place of business at 650 CIT Drive, Livingston, New Jersey, (hereinafter referred to as "Subservicer").

                              W I T N E S S E T H :

          WHEREAS, Master Servicer originated or purchased certain mortgage loans, and has sold such mortgage loans to an affiliate, which in turn sold such Mortgage Loans to a trust, which issued certain securities known as Home Equity Loan Asset Backed Certificates, Series 1997-1;

          WHEREAS, Master Servicer is obligated to service such mortgage loans;

          WHEREAS, Subservicer desires to subservice such mortgage loans in accordance with the terms and conditions set forth herein, and Master Servicer desires to retain Subservicer for such purpose;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and between Master Servicer and Subservicer, as follows;

Article I.  Meaning of Terms.

         Unless otherwise defined herein, all capitalized terms in this Agreement have the meanings given to them in the Pooling and Servicing Agreement dated as of July 1, 1997.

Article II.  Subservicer's Subservicing Obligations.

         The Master Servicer hereby delegates to the Subservicer and the Subservicer agrees to perform all of the Master Servicer's servicing obligations with respect to the Mortgage Loans, as set forth in the Pooling and Servicing Agreement, except that Master Servicer shall, and Subservicer shall not be obligated to: (1) confirm that Mortgages have been recorded, (2) confirm that title policies have been issued on Mortgage Loans for which Master Servicer has requested title insurance, (3) record mortgage releases and similar documents, and (4) maintain loan files. Subservicer shall exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to accepted mortgage servicing practices of prudent lending institutions.

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Article III.  Subservicer Cannot Resign.

         Subservicer agrees that it cannot resign as Subservicer under this Agreement or under the Pooling and Servicing Agreement.

Article IV. Master Servicer's Modification of Subservicer's Obligations or Termination of Subservicer's Responsibilities.

         In addition to those services Master Servicer will perform as set forth above, the Master Servicer may elect, subject to the provisions of this Article IV, to relieve Subservicer of certain other servicing obligations required by the Pooling and Servicing Agreement. Subject to the provisions of this Article IV, Master Servicer may also terminate all of Subservicer's obligations under this Agreement. The Master Servicer cannot materially decrease Subservicer's obligations in connection with collections, lockbox arrangements, payment processing, or foreclosure activities, or terminate all of Subservicer's obligations, unless the Rating Agency Condition is satisfied. In addition, if a Termination Event has occurred and is continuing, the Trustee may terminate the Master Servicer under the Pooling and Servicing Agreement and the Subservicer under this Agreement.

Article V.  Trustee is Intended Third Party Beneficiary.

         Subservicer agrees that the Trustee is the intended third party beneficiary of this Agreement, and that Trustee has the right to enforce this Agreement as if it were a party to the Agreement.

Article VI. Subservicer's Fee for Subservicing.

         Master Servicer shall pay a fee to Subservicer for each Mortgage Loan serviced hereunder in an amount as may be mutually agreed to by Master Servicer and Subservicer.

Article VII. Governing Law.

         This Agreement shall be interpreted and construed in accordance with the laws of the State of New Jersey, without regard to its internal conflict of laws rules.

Article VII.  Miscellaneous.

         The parties shall, at their own expense, execute all other documents and take all other steps requested by each other from time to time to perform the covenants and obligations herein and effectuate the intent hereof. The provisions of this Agreement cannot be waived or modified except in a writing signed by the Subservicer, Master Servicer, and the Trustee.

         Subservicer's representations and warranties shall survive the termination of this Agreement. This Agreement may be executed in counterparts, all of which taken together shall


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constitute one and the same instrument. Headings and titles are for convenience only and shall not influence the construction or interpretation of this Agreement. When used herein, the term "include" or "including" shall mean without limitation by reason of enumeration.

IN WITNESS WHEREOF, Master Servicer and Subservicer have had their authorized officers sign below.

                                       THE CIT GROUP/CONSUMER FINANCE, INC.
                                       (Master Servicer)


                                       By:  Ron G. Arrington
                                           -------------------------------------
                                       Its:  Vice President



                                       THE CIT GROUP/SALES FINANCING, INC.
                                       (Subservicer)



                                       By: /s/ RICHARD BAUERBAND
                                          --------------------------------------
                                       Its:  Executive Vice President


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